Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2024, relating to the financial statements and related financial statement schedules of Brighthouse Financial, Inc. and the effectiveness of Brighthouse Financial, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brighthouse Financial, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Charlotte, NC
September 9, 2024